Exhibit 10.36

MASTER SERVICES AGREEMENT

This Master Services Agreement and its Exhibits and Schedules (collectively, the “Agreement”) is effective as of November 6, 2014, (“Effective Date”) by and between Yappn Corp. a Delaware Corporation (“Yappn”) at 1001 Avenue of the Americas 11th Floor New York, NY 10018 and, Digital Widget Factory (“Client”) at Tower Financial Center, 35th Floor, 50th St. & Elvira Mendez, Panama City, Panama (each of Client and Yappn, a “Party”).

RECITALS

A. Yappn performs certain services and functions in connection with global communications and language transformation, and customer engagement.

B. Client wishes to retain Yappn to perform certain services for and on behalf of Client, and Yappn wishes to perform such services, all on the terms and conditions set forth in this Agreement.

IN CONSIDERATION OF the mutual agreements, covenants and representations set forth in this Agreement agree as follows:

1. Services.

1.1. Services. Yappn shall perform for Client the services described and set forth in one or more mutually agreed upon statements of work issued under this Master Services Agreement and executed by both Parties, each of which will incorporate the terms and conditions set forth in this Agreement (each, a “Statement of Work” or “SOW,” and such Services, the “Services”). In the event of a conflict or ambiguity between any term of this Agreement and a Statement of Work, the terms of the Statement of Work shall prevail unless otherwise specified therein. Yappn may require that Client provide an internal purchase order number prior to providing Services hereunder.

1.2. The term “Services” shall mean both work performed for hire and works implemented as part of a technical implementation of technology, and the benefits derived from such an implementation

1.3. Changes in Services. Changes to the scope of the Services shall be made only in writing by authorized representatives of both Parties. Yappn will not be obligated to work on a change until the Parties agree in writing upon its price and/or schedule impact. Notwithstanding the foregoing, if Yappn performs work that is not covered by the SOW or that exceeds the scope of Services defined in the SOW at the request of Client or having received confirmation from Client by any acceptable means of electronic communication, such work shall be deemed Services provided pursuant to this Agreement for which Client shall compensate Yappn pursuant to Section 3.

2. Term. This Agreement is effective as of the Effective Date and shall continue unless terminated pursuant to Article 12 (the “Term”). Each Statement of Work shall be effective for the period specified in the Statement of Work.

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3. Payments.

3.1. Service Fees. Client shall pay Yappn all the fees for the Services and all the expenses (collectively, the “Service Fees”), as set forth in this Agreement, including the Statement of Work (“SOW”). A further understanding of the payment terms is included in the SOW.

3.2. Invoicing and Payment Terms. Client shall pay all other amounts invoiced within thirty (30) days of the invoice date based on the agreed upon percentage of previous month’s sales. In the event of any good faith dispute with regard to a portion of an invoice, the undisputed portion shall be paid as provided herein. Upon resolution of the disputed portion, any overpayments shall be immediately refunded to Client and any amounts owed to Yappn shall be paid with interest at 2% per annum compounded monthly accruing from the date such amounts were originally due. All fees, charges and other amounts payable will not include any sales (including harmonized sales tax), use, excise, value added or other applicable taxes, tariffs or duties, payment of which shall be Client’s sole responsibility, excluding any applicable taxes based on Yappn’s net income or taxes arising from the employment or independent contractor relationship between Yappn and Yappn’s personnel.

4. Responsibilities.

4.1. General Responsibilities. In connection with Yappn’s provision of the Services, Client and Yappn shall perform the tasks and fulfill the responsibilities set forth in this Agreement and in the applicable SOW (collectively, the “Responsibilities”) in good and workmanlike manner and within the time frames specified in the SOW. Yappn will ensure that the Deliverables represent a reasonably accurate translation of the information provided by Client and the Services are provided in a quality and professional manner. Client understands that Yappn’s performance of Services is dependent on Client’s timely and effective performance of Client’s Responsibilities, including timely decisions and approvals by Client, delivery of supplies, equipment, information and materials by Client to Yappn and full cooperation between the Parties. Except to the extent an SOW contains specific acceptance provisions, Client shall endeavor to respond to all deliverables submitted to the Client for approval under an SOW within five (5) business days after receipt. Failure to respond to Yappn within any such five (5) business day period shall be deemed to be an approval of any such submission. Yappn shall be entitled to rely on all decisions and approvals or disapprovals of the Client in connection with the Services, reports, documents or other work product and deliverables and may accept as correct, accurate and reliable, all information, data, documents and other records delivered, supplied or made available by client to Yappn hereunder, and may assume full disclosure of any and all applicable information by Client to Yappn in connection with the Services. Client shall be entitled to rely on the Services as satisfying all requirements set forth herein.

4.2. Client Policies. Notwithstanding anything contained in this Agreement to the contrary, Client shall control all decisions regarding Client’s strategy and overall direction in connection with the substance of the Services, and Client’s policies, procedures, rules, processes and guidelines.

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4.3. Third Party Consents. Each Party shall obtain, at such Party’s cost and expense, all consents necessary from Third Parties required for performance of such Party’s obligations under this Agreement. Neither party shall be responsible for the failure of the other Party to obtain any required consents.

4.4. Each Party’s Data. Each Party shall be solely responsible for the accuracy and completeness of any information, materials or data that such Party or its Affiliates, provides to the other Party, and for the accuracy and completeness of transmission to the other Party of such information, materials or data. Any such failure by such Party or its Affiliates or contractors shall not be automatically deemed to be a breach of this Agreement; but the other Party shall not be responsible for errors in, or the delay or nonperformance of, any of the Services or its responsibilities or obligations under this Agreement caused or contributed to by the inaccuracy and/or incompleteness of information, materials, or data provided or by inaccuracy or incompleteness of transmission of such information, materials or data.

5. Intellectual Property.

5.1. Yappn Property. Yappn creates, licenses, acquires and/or owns various data or collections of data, inventions, formulations, know-hows, concepts, methods, methodologies, terminology, processes, techniques, models, templates, works of authorship, software (including, but not limited to, source code and executable code), user interfaces, screen designs, software tools and logic, work flows, and methods of operation and documentation of thereof, all whether patentable or not, or susceptible to copyright or any other form of legal protection (collectively, the “Yappn Property”). Yappn retains all ownership rights in the Yappn Property and in any modifications, enhancements and derivative works thereof (collective “Enhancements”). Client shall acquire no right or interest in the Yappn Property or Enhancements. In addition, Yappn may use the Yappn Property in connection with a Third Party use, provided that such use of the Yappn Property in no way utilizes Client Systems, the Deliverables, Client Property(as defined below) or Client’s Confidential Information (as defined below). In addition, Yappn shall be free to provide services of any kind to any other party as Yappn deems appropriate, and Yappn may use the Yappn Property to do so (subject to the foregoing limitation).

5.2. Copyright in Deliverables. Client shall become, upon timely payment of the applicable Service Fees in accordance herewith, the exclusive owner of copyright in the literary works or other works of authorship delivered by Yappn to Client as part of the Services provided hereunder (the “Deliverables”). For greater clarity this does not include the Intellectual Property of the Yappn technology, only the use of the technology. The Deliverables shall be deemed “works made for hire” by Yappn for Client under 17 U.S.C. §101 and Client shall be deemed the author thereof; provided, however, that, to the extent such Deliverables are not works made for hire, Yappn, subject to and upon timely and complete payment of invoices then due that relate to the Services rendered in connection with the production of such Deliverables, will be deemed to have assigned to Client and Client hereby accepts all right, title and interest in and to the copyright in such Deliverables.

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To the extent necessary under applicable law, upon payment of the applicable Service Fee(s) that relate to the Services rendered in connection with the production of such Deliverables, Yappn shall hereby be deemed to have conveyed and granted to Client, without reservation, condition or limitation, all rights of every kind and nature in and to each Deliverable as they may at any time exist in any and all jurisdictions and in any and all media (whether now known or hereinafter devised), as well as the unlimited and absolute right, in Client’s sole discretion, to edit, add to, subtract from or otherwise modify any of the Deliverables, or any elements thereof, or to combine any of the elements thereof, with material furnished or created by others. Yappn expressly waives any so-called moral rights of authors or similar rights in the Deliverables. All rights granted by Yappn under this Agreement, including, without limitation, the rights to the Deliverables are irrevocable and shall vest upon timely payment of the applicable Service Fees in accordance herewith and remain vested in Client and shall not be subject to rescission whether this Agreement thereafter expires in the normal course or is sooner terminated for any cause or reason. Yappn and Client shall execute, acknowledge and deliver all such additional agreements, documents and instruments and take all such further action, at their own expense, as is reasonably necessary in order to further effectuate the purposes of the foregoing.

Client hereby grants to Yappn a global, fully paid up, non-exclusive, perpetual, nontransferable, license to access, load, execute, store, transmit and copy (collectively, “Use”), but not to redistribute or sublicense, the Deliverables for the sole purpose of developing its technology.

5.3. Client Technology.

(a) Client Proprietary Technology. Client hereby grants to Yappn a global, fully paid up, non-exclusive, non-transferable, license to Use, and to sublicense and permit Yappn subcontractors to Use, and to create derivative works of, the processes, methodologies, procedures, trade secrets, software, tools and machine-readable texts and files (“IP”) that are owned, acquired or developed by or on behalf of Client, if applicable, (but excluding the IP developed by Yappn hereunder) and necessary to enable Yappn and its Affiliates and subcontractors to provide the Services (collectively, the “Client Proprietary Technology”), in any case, solely in connection with the provision of the Services to Client during the Term. This limited license shall expire at the expiration or sooner termination of this Agreement.

(b) Client Third Party Technology. Client hereby grants to Yappn a global, fully paid up, non-exclusive, non-transferable license to Use, and to create derivative works of, and to permit Yappn’s subcontractors to Use, the IP that is licensed, leased or otherwise obtained by Client from a Third Party and necessary to enable Yappn, its Affiliates and its subcontractors to provide the Services (collectively, the “Client Third Party Technology”), in any case, solely in connection with the provision of the Services during the Term. This limited license shall expire at the expiration or sooner termination of this Agreement.

6. Employees.

6.1. Yappn Personnel. Yappn shall be responsible: (i) for the control and supervision of the activities of Yappn employees, contractors and subcontractors who provide the Services (“Yappn Personnel”), (ii) for determining which persons shall perform the Services, and (iii) with respect to any Yappn employee or contractor, for promotion, demotion or termination of such person. Yappn shall appoint as Yappn Personnel individuals with suitable training, experience and skills to perform the Services.

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6.2. Non-Solicitation. Except with respect to each Party’s right to advertise in the mass media for available employment positions, neither Party shall, during the Term and for a period of twelve (12) months thereafter, directly or indirectly, solicit or make offers to or hire or retain any person in any capacity who is an employee or contractor of the other Party without the prior written consent of such other Party. Either Party may solicit and hire any former employee or contractor of the other Party that has been terminated by such other Party. Any hiring that results from general advertising in the mass media shall not constitute a violation of this Agreement.

7. Confidential Information.

7.1. General Obligations. Each Party acknowledges and agrees that the terms of this Agreement and all information, data, materials, or technology communicated to such Party and any of its Affiliates (collectively, the "Receiving Party") by the other Party and any of its Affiliates (the "Disclosing Party") concerning the business, operations and concepts of the Disclosing Party and that relates to the business practices, proprietary operational and technical methods (including, without limitation, advanced menus that have not yet been published), business relationships, financial and technical data, business or marketing plans, proposals, strategies, prospects, forecasts or predictive models or any other information that could be considered of a confidential or proprietary nature (“Confidential Information”) regardless of the form (e.g., written, electronically stored, orally transmitted, or memorized), whether it was provided prior to or subsequent to the execution of this Agreement and whether it is marked as "Confidential" or "Proprietary", was and shall be received in confidence, shall otherwise be used only for furthering the purposes of this Agreement and the Services, and that no such Confidential Information shall otherwise be used or disclosed by a Receiving Party, its agents, advisors, lenders, sponsors, officers, directors, investors, security holders, employees, suppliers, consultants, contractors or subcontractors, whether former, current or prospective (the “Applicable Users”) without the prior written consent of the Disclosing Party, except as may be necessary by reason of legal, accounting or regulatory requirements applicable to the Receiving Party and its business. Each Party shall keep in confidence and use at least the same degree of care with which its protects its own most highly confidential information, which degree of care shall in no event be less than that which is reasonable under the circumstances, to prevent the unauthorized duplication, use and disclosure of Confidential Information of the Disclosing Party. Each Receiving Party will limit access to Confidential Information of the Disclosing Party to only those of Applicable Users or other persons under its control or direction who have a need to know such Confidential Information in connection with this Agreement. Each Receiving Party will advise the Applicable Users under its control or direction to whom disclosure of Confidential Information is made of the obligations hereunder to protect the Confidential Information and such Applicable Users shall be subject to obligations of confidentiality like those herein. The Disclosing Party’s Confidential Information is and shall remain the sole and exclusive property of the Disclosing Party, notwithstanding any disclosure made to the Receiving Party during the Term. Except to the extent otherwise required by applicable law or professional standards, the Parties' obligations under this section do not apply to information that: (i) is or becomes generally available to the public other than as a result of disclosure in breach hereof; (ii) can be shown by written record to have been known to the Receiving Party or had been possessed by the Receiving Party without breach hereof to receipt from the Disclosing Party as evidenced by written records of the Receiving Party; (iii) is disclosed to the Receiving Party by a Third Party not under obligation of confidentiality to the Disclosing Party; or (iv) is independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party as evidenced by written records of the Receiving Party.

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7.2. Subpoena. If a Receiving Party receives a subpoena or other validly issued administrative or judicial demand requiring it to disclose the Disclosing Party’s Confidential Information, the Receiving Party shall provide notice to the Disclosing Party of such demand as soon as reasonably possible under the circumstances in order to give the Disclosing Party an opportunity to prevent, contest or limit the scope of such disclosure. The Receiving Party agrees to cooperate with the Disclosing Party with respect to any such contest.

7.3. Return of Confidential Information. Each Receiving Party shall, upon expiration or termination of this Agreement or otherwise upon demand, at the Disclosing Party’s option, either return to the Disclosing Party or destroy and certify in writing to the Disclosing Party the destruction of any and all documents (the term “document,” as used in this Section, shall include any writing, instrument, agreement, letter, memorandum, chart, graph, blueprint, photograph, financial statement or data, telex, facsimile, cable, tape, disk or other electronic, digital, magnetic, laser or other recording or image in whatever form or medium), papers and materials and notes thereon in the Receiving Party’s possession, whether made by the Disclosing Party or the Receiving Party, including any of the Applicable Users, including copies or reproductions thereof, to the extent they contain Confidential Information; provided, that, each Receiving Party may retain a copy of the Disclosing Party’s Confidential Information (subject to the obligations of confidentiality herein) to the extent required to comply with laws, for internal audit purposes and to establish or protect such Party’s rights under this Agreement.

7.4. Survival. Notwithstanding the termination of this Agreement, the rights and obligations under this Section 7 shall survive in perpetuity.

7.5. Residuals. Nothing contained in this Agreement shall restrict a Party from the use of any general ideas, concepts, know-how, methodologies, processes, technologies, algorithms or techniques retained in the unaided mental impressions of such Party’s personnel relating to the services that either Party, individually or jointly, develops or discloses under this Agreement (collectively, “Residuals”), provided that in doing so such Party does not (i) breach its obligations with respect to the Confidential Information of the other Party or (ii) infringe the intellectual property rights of the other Party or Third Parties who have licensed or provided materials to the other Party. The Use of such Residuals shall be subject to the prior, written approval of the Disclosing Party.

8. Warranty.

8.1. Warranty of Services. Yappn warrants to Client that its Services will be performed in a good and workmanlike manner.

8.2. DISCLAIMER. THIS SECTION 8 CONTAINS YAPPN’S ONLY WARRANTY CONCERNING THE SERVICES, DELIVERABLES, AND ANYTHING RELATED TO THIS AGREEMENT, AND IS MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, INFORMATIONAL CONTENT, SYSTEMS INTEGRATION, NONINFRINGEMENT, INTERFERENCE WITH ENJOYMENT OR OTHERWISE.

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CLIENT UNDERSTANDS THAT YAPPN IS PERFORMING THE SERVICES HEREUNDER IN RELATION TO SYSTEMS AND DATA THAT HAVE BEEN PRODUCED BY CLIENT (AS APPLICABLE), OR SUPPLIED TO CLIENT BY THIRD PARTIES, AND FOR WHICH YAPPN HAS NO RESPONSIBILITY. YAPPN WILL BE EXCUSED FOR DEFAULT OR DELAY OF PERFORMANCE AND WILL HAVE NO LIABILITY TO THE EXTENT THAT SUCH DEFAULT OR DELAY IS CAUSED BY (i) ANY DEFECT OR DEFICIENCY IN ANY CLIENT SOFTWARE, SYSTEM OR OTHER ITEM OR SERVICE THAT IS NOT EXPRESSLY PROVIDED BY YAPPN, OR (ii) ANY PROCESSING DEFICIENCY IN ANY SYSTEM THAT IS CAUSED IN WHOLE OR PART BY INPUT DATA PROVIDED BY CLIENT OR CLIENT SYSTEMS.

9. Indemnification.

9.1. Third Party Indemnity. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party, its and its Affiliates’ (a) employees, (b) principals (partners, shareholders or holders of an ownership interest, as the case may be), (c) officers, (d) directors and (e) any contractors or subcontractors performing any of the Services (collectively, the “Indemnified Party”), from and against any Third Party claims, demands, losses, damages or expenses (including reasonable counsel fees and court costs) arising out of or relating to: (i) the Indemnifying Party’s failure to observe or perform any duties or obligations required to be observed or performed by such indemnifying Party under or with respect to any Third Party agreements or rights (including intellectual property rights) relevant to this Agreement; (ii) the failure of the Indemnifying Party to obtain, maintain or comply with any required consents, approvals, waivers, licenses or sublicenses from any Third Party; (iii) bodily harm, injury or death of any person or damage to real and/or tangible personal property directly caused by the negligence or willful misconduct of the Indemnifying Party under this Agreement to any Third Party; (iv) any alleged act or omission by the Indemnifying Party or its employees giving rise to potential liability arising out of or relating to unlawful discrimination or harassment; (v) the Indemnifying Party’s liability under applicable law or contract to any current or former employees, contractors, agents or consultants, including, without limitation, for employee benefits, including any liabilities relating to employee benefit plans, and claims related to salaries, severance and/or termination liabilities; or (vi) any violation of any law to the extent caused by acts or omissions of the Indemnifying Party.

9.2. Mutual General Indemnity. The Indemnifying Party shall indemnify, defend and hold harmless the Indemnified Party from and against any of the Indemnified Parties’ claims, demands, losses, damages or expenses (including reasonable counsel fees and court costs) arising out of or relating to the Indemnifying Party’s: (i) breach, default or non-compliance with this Agreement or any SOW; (ii) misrepresentation hereunder; (iii) fraud, negligence or willful misconduct or any other act of malfeasance; or (iv) breach of laws, statutes or regulations of any jurisdiction.

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9.3. Infringement Indemnity.

(a) Yappn Indemnity. If Client promptly notifies Yappn in writing of a Third Party claim against Client that any Yappn Property or any other part of the Deliverables that is not Client Property or made part of the Deliverables by Client in any way infringes a patent issued as of the Effective Date or a copyright, trademark or service mark or misappropriates a trade secret of such Third Party, Yappn will defend such claim at its expense and will pay any costs or damages that may be finally awarded against Client. Yappn will not indemnify Client, however, and Client shall indemnify Yappn, if any such claim is solely caused by (i) any addition to or modification to the Yappn Property made solely by Client other than at the direction of Yappn; (ii) Client’s misuse of such Yappn Property or Client’s failure to use such Yappn Property in accordance with its documentation, or any use of such Yappn Property that exceeds the rights granted to Client pursuant to this Agreement; (iii) to the extent that a combination of the Yappn Property with other products or items developed or made by Third Parties is made by Client, or (iv) Client’s failure to use corrections or enhancements provided by Yappn that would render such Yappn Property or other such part of the Deliverables non-infringing. Notwithstanding the foregoing, should any Yappn Property or other such part of the Deliverables become or in Yappn’s opinion be likely to become, the subject of any such suit or action for infringement, Yappn may, at Yappn’s option and expense, (1) procure for Client the right to continue using such Yappn Property or other such part of the Deliverables, or (2) replace or modify such Yappn Property or other such part of the Deliverables so that it becomes non-infringing. If (1) or (2) is not available on commercially reasonable terms, as determined by Yappn in its good faith, reasonable business judgment, Yappn may accept the return of such item and adjust the Services and fees to be paid hereunder with respect to such adjusted Services (if any). The foregoing remedies constitute Client’s sole and exclusive remedies and Yappn’s entire liability with respect to infringement.

(b) Client Indemnity. If Yappn promptly notifies Client in writing of a Third Party claim against Yappn that any Client owned or licensed property (including, without limitation, Client Proprietary Technology and Client Third Party Technology) made part of the Deliverables (collectively, “Client Property”) infringes a patent issued as of the Effective Date or a copyright, trademark or service mark or misappropriates a trade secret of such Third Party, Client will defend such claim at its expense and will pay any costs or damages that may be finally awarded against Yappn. Client will not indemnify Yappn, however, and Yappn shall indemnify Client, if any such claim is caused solely by (i) any addition to or modification to the Client Property made solely by Yappn other than at the direction of Client; (ii) Yappn’s misuse of the Client Property or any use of such Client Property that exceeds the rights granted to Yappn pursuant to this Agreement; (iii) to the extent that a combination of the Client Property with other products or items developed or made by Third Parties is made by Yappn; or (iv) Yappn’s failure to use corrections or enhancements made available by Client. Notwithstanding the foregoing, should any Client Property become, or in Client’s opinion is likely to become, the subject of any such suit or action for infringement, Client shall at its expense and option either (1) procure the right for Yappn to continue using such Client Property or (2) replace or modify such Client Property so that it becomes non-infringing. If (1) or (2) is not available on commercially reasonable terms, as determined by Client in its good faith, reasonable business judgment, the Parties shall adjust the Services to the extent necessary. The foregoing remedies constitute Yappn’s sole and exclusive remedies and Client’s entire liability with respect to infringement.

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9.4. Indemnification Procedures. To receive the foregoing indemnities, the Indemnified Party must promptly notify the Indemnifying Party in writing of a claim or suit and provide all necessary cooperation (at the Indemnifying Party’s expense) and full authority of the Indemnifying Party to defend, negotiate or settle the claim or suit. The Indemnifying Party shall have no obligation to indemnify the Indemnified Party under any settlement made without the Indemnifying Party’s written consent.

9.5. Insurance. Each Party shall have and maintain the insurance coverage necessary to perform under the foregoing indemnity obligations and comply with this Agreement and any applicable SOWs.

10. Independent Contractor.

In connection with this Agreement, each Party is an independent contractor and as such will not have any authority to bind or commit the other. Nothing herein shall be deemed or construed to create a joint venture, partnership, fiduciary or agency relationship between the Parties for any purpose. Neither Party shall be deemed a joint employer of the other’s employees. Neither Party’s employees shall be deemed “leased” employees of the other for any purpose. Each Party is solely responsible for the satisfaction of applicable employer obligations, including but not limited to, payment of wages and other compensation, applicable federal, state, provincial and local withholding taxes and unemployment taxes, social security, state disability insurance and all other payroll charges of any jurisdiction.

11. Limitation of Liability.

11.1. Direct Damages Limitation. Except for liability arising from a Party’s obligations to indemnify under Article 9, each Party’s, its Affiliates’ and their respective subcontractors’ maximum liability for any reason and upon any cause of action or claim in contract, tort or otherwise, shall be limited to the policy limits of each Party’s respective commercial general liability insurance policy. Both Parties acknowledge and agree that any such payment by the other Party shall be the final remedy hereunder and such remedy shall not be deemed or alleged by the other Party to have failed of its essential purpose. Liability under this Agreement is cumulative.

11.2. WAIVER OF CONSEQUENTIAL DAMAGES. EXCEPT FOR LIABILITY ARISING FROM A PARTY’S OBLIGATIONS TO INDEMNIFY UNDER ARTICLE 9, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ITS OR THEIR RESPECTIVE CONTRACTORS BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE OR EXEMPLARY DAMAGES, LOSS OR EXPENSES (INCLUDING BUT NOT LIMITED TO BUSINESS INTERRUPTION, LOST BUSINESS, LOST PROFITS, OR LOST SAVINGS) OR OTHER SIMILAR OR LIKE DAMAGES EVEN IF IT HAS BEEN ADVISED OF THEIR POSSIBLE EXISTENCE.

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11.3. General Limitations. Yappn shall have no responsibility or liability for any error, inadequacy or omission which results from inaccurate or incomplete information, data, documents or other records provided to Yappn hereunder, or inaccurate or incomplete transmission thereof, and Yappn shall be excused, and shall have no liability with respect to, any delay, inaccuracy or failure in performance of Yappn’s obligations arising from (i) any delay, inaccuracy or failure in Client’s performance of the Client obligations and responsibilities hereunder, (ii) scheduled outages, (iii) ad hoc reporting requests by Client or special production, testing or other like matters given priority at Client’s request, (iv) mutually agreed actions taken to correct a security incident or security vulnerability, (v) a Force Majeure Event (as hereinafter defined below) or (vi) any negligent act or omission of Client that results in or contributes to a security incident or security vulnerability. Client shall have no responsibility or liability for any error, inadequacy or omission with respect to, any delay, inaccuracy or failure in performance of Client’s obligations arising from a Force Majeure Event or any negligent act or omission of Yappn that results in or contributes to a security incident or security vulnerability.

12. Termination.

12.1. Termination Without Cause. Either Party may at any time and without cause terminate this Agreement by giving sixty (60) days written notice of termination to the other Party. In the event of termination of this Agreement by Client under this Section 12.1, Client shall pay Yappn those costs that have become due and payable as set forth in the Pricing Schedule.

12.2. Termination for Cause. Except as provided in Section 12.3, either Party may terminate this Agreement (i),upon giving thirty (30) days written notice identifying specifically the basis for such notice, for breach of a material term or condition unless the Party receiving the notice cures such breach within such thirty (30) day period; (ii) immediately if the other Party (a) becomes insolvent, files an assignment in bankruptcy, fails to have dismissed any petition seeking to have it declared bankrupt within thirty (30) days after the filing thereof, if a receiver is appointed for it and is not discharged within thirty (30) days after his appointment or enters into any court-supervised reorganization or creditor arrangement; (b) ceases to carry on business; or (c) suffers a default under an agreement with a Third Party as a result of which default the Third Party will exercise any rights hereunder. If Yappn terminates this Agreement pursuant to this Section 12.2, Client shall pay Yappn those costs that have become due and payable set forth in the Pricing Schedule.

12.3. Termination for Non-payment; Suspension of Service. If Client defaults in the payment of any amount due and payable under this Agreement (whether or not Client’s default is due to an action or omission of a Third Party), and does not cure such default within thirty (30) days after written notice thereof by Yappn, then Yappn may thereafter, at its option, immediately terminate this Agreement or suspend performance of the Services until such time as Client cures such non-payment. No failure by Yappn to request any such payment or to demand any such performance will be deemed a waiver by Yappn of Client’s obligations or a waiver of Yappn’s right to terminate this Agreement. In addition, if Yappn terminates this Agreement pursuant to this Section 12.3, Client shall pay Yappn those costs that have become due and payable set forth in the Pricing Schedule.

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12.4. Post-Termination

(a) Termination Services. Unless Yappn terminates this Agreement for Client’s breach of Article 5 or Article 7, Client may request, termination assistance for up to three (3) months after termination of this Agreement to reasonably facilitate the transfer of tasks and services like the Services to Client or Client’s designee (the “Termination Services”). Client shall pay in advance for all Termination Services and, if Yappn terminates for Client’s failure to make any payments under this Agreement, Client shall first pay all accrued amounts that are outstanding. Termination Services shall not include the transfer of any trade secrets or Yappn Property from Yappn to Client, its Affiliates, or a Third Party. Yappn will charge for Termination Services at the rates set forth in the Pricing Schedule.

(b) Post Termination Tasks. Upon any termination, Client shall pay Yappn for all Services rendered and expenses incurred by Yappn prior to the date of termination. Additionally, upon termination of this Agreement, each Party shall in accordance with Section 7.4, promptly return to the Disclosing Party, or certify the destruction of, all Confidential Information and any other data, programs and materials of the Disclosing Party held in connection with the performance of this Agreement. To the extent that any Deliverables created by Yappn have not been delivered to Client prior to the termination hereof, Yappn shall deliver such Deliverables to Client in the format ordinarily used by Yappn as promptly as possible. The Parties agree to work in good faith to comply with the terms of this Agreement after its termination in a timely and efficient manner. Notwithstanding the foregoing, Yappn will not be responsible for the retention of Client’s programs or data for a period in excess of ninety (90) days following the date of termination of this Agreement. Client must make arrangements with Yappn for the transmission of such programs or data to Client’s designated data center at Client’s expense. The Client must supply necessary hard drives or other media and pay any shipping costs. Client understands and agrees that at any time on or after the ninety-first (91st) day following expiration or termination of this Agreement, Yappn’s file purge procedures will immediately erase all hard drives, including backup hard drives, containing Client’s data, and Client expressly releases Yappn from any and all liabilities in connection with the erasure or destruction of data and information that Client has stored on Yappn’s computers in excess of ninety (90) days following expiration or termination of this Agreement.

12.5. Disputes. The Parties agree that, in the event of a dispute or alleged breach, they will work together in good faith first, to resolve the matter internally by escalating it to higher levels of management and, then if necessary, to use a mutually agreed alternative dispute resolution technique prior to resorting to arbitration (“Escalation Process”). In the event the Parties fail to mutually agree upon such technique within thirty (30) days after good faith attempts at internal resolution have failed, either Party may resort to arbitration in accordance with the terms of Section 14.7. This provision shall not apply to disputes involving confidentiality or infringement of intellectual property rights (in which case either Party shall be free to seek available remedies at law, including but not limited to injunctive and other equitable relief).

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12.6. Survival. To the extent a provision of this Agreement, including the provisions relating to ownership or other rights in Intellectual Property, Confidentiality, Limitation of Liability, Indemnification, Dispute Resolution and Governing Law, provides for rights, interest, duties, claims, undertakings and obligations subsequent to the termination of this Agreement, such provision of this Agreement shall survive such termination. To the extent a provision of this Agreement provides for rights, interests, duties, claims, undertakings and obligations during any period during which Yappn is delivering Termination Services, such provision shall survive termination until such Termination Services are completed.

13. Force Majeure. Except with respect to payment obligations under this Agreement, neither Party shall be liable for any default or delay in the performance of its obligations hereunder if and to the extent such default or delay is caused, directly or indirectly, by: fire, flood, earthquake, elements of nature or acts of God; riots, civil disorders, rebellions or revolutions in any country, terrorism; strikes, lockouts, or labor difficulties; any failure in electrical or air conditioning equipment or Third Party telecommunications equipment or links; unavailability of parts; or any other similar cause beyond the reasonable control of such Party (each, a “Force Majeure Event”). Upon the occurrence of a Force Majeure Event, the non-performing Party shall be excused from any further performance or observance of the affected obligation(s) for as long as such circumstances prevail and such Party continues to attempt to recommence performance or observance whenever and to whatever extent possible without delay. To the extent reasonable given the circumstances, any Party so delayed in its performance will immediately notify the other by telephone or by the most timely means otherwise available (to be confirmed in writing within two (2) business days of the inception of such delay) and describe in reasonable detail the circumstances causing such delay.

14. General.

14.1. Severability. If any provision of this Agreement should be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provision shall be deemed restated to reflect the original intention of the parties as nearly as possible in accordance with applicable law.

14.2. Notices. Whenever one Party is required or permitted to give notice to the other, such notice shall be deemed given: when delivered by hand; one day after being given to an express courier with a reliable system for tracking delivery; when emailed or faxed and receipt confirmed (so long as a copy is also mailed by registered or certified mail); emailed as long as the receiving party acknowledges receipt in a return email or three (3) days after the day of mailing, when mailed through registered or certified mail, return receipt requested, postage prepaid, and in each case, addressed the Parties as provided in the prologue of this Agreement. Either Party may from time to time change its address for notification purposes by giving the other reasonable prior written notice, in accordance with this Section, of the new address and the date upon which it shall become effective.

14.3. Entire Agreement. This Agreement and the applicable SOWs set forth the entire understanding between the Parties and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof. No other agreements, representations, warranties or other matters, whether oral or written, shall be deemed to bind the Parties with respect to the subject matter hereof. This Agreement may not be modified or amended except by the mutual written agreement of the Parties.

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14.4. No Waiver. The delay or failure by either Party to exercise or enforce any of its rights under this Agreement shall not constitute or be deemed a waiver of that Party’s right thereafter to enforce those rights, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

14.5. Compliance with Law. Each of the Parties shall comply with all applicable law in connection with this Agreement.

14.6. Governing Law and Submission to Jurisdiction. All rights and obligations of the Parties relating to this Agreement shall be governed by and construed in accordance with the law of the State of New York, without giving effect to any choice-of-law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.

14.7. Arbitration. All disputes that cannot be resolved pursuant to the Escalation Process, other than those for which injunctive relief is appropriate, will be submitted to and settled by final and binding arbitration. Any dispute which cannot be resolved as set forth above, will be resolved by final and binding arbitration in New York, New York by a panel of three (3) arbitrators in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect. Following notice of a Party’s election to require arbitration, each Party will within thirty (30) days select one arbitrator, and those two arbitrators will within thirty (30) days thereafter select a third arbitrator. If the two arbitrators are unable to agree on a third arbitrator within thirty (30) days, the AAA will within thirty (30) days thereafter select such third arbitrator. Discovery as permitted by the Federal Rules of Civil Procedure then in effect will be allowed in connection with arbitration to the extent consistent with the purpose of the arbitration and as allowed by the arbitrators. During any arbitration proceedings, Yappn will continue to provide Services, and Client will continue to make payments to Yappn in accordance with this Agreement. The fact that arbitration is or may be allowed will not impair the exercise of any termination rights under this Agreement. The arbitrators shall be bound by each of the provisions set forth in this agreement and by the substantive laws of the State of New York that relate to any controversy arising hereunder. The arbitration panel will be authorized to render awards of monetary damages and equitable relief (direction to take or refrain from taking action), or both. Notwithstanding the preceding sentence, the arbitration panel shall have no power to award (i) damages inconsistent with the Agreement or (ii) punitive, consequential or any other damages not measured by the prevailing Party’s actual damage, and the Parties expressly waive their right to obtain such damages in the arbitration or in any other forum. In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrators have power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction. The arbitration panel may, at its discretion, order losing Party to reimburse the prevailing Party for all or any part of (a) the expenses of the arbitration paid by the prevailing Party, or (b) the reasonable attorneys’ fees and other expenses reasonably incurred by the prevailing Party in connection with the arbitration. Judgment upon the award rendered in any such arbitration may be entered in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an enforcement, as the law of such jurisdiction may require or allow. The parties agree that all arbitration proceedings hereunder shall be kept confidential and, except as may be required by law, neither a party nor the arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of all Parties.

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14.8. Assignment. Client may not assign or transfer this Agreement, or any rights or obligations hereunder, without the prior written consent of Yappn. Notwithstanding the foregoing, Client may assign its rights and obligations under this Agreement, in whole or in part, without the approval of Yappn to any successor in a merger or acquisition of Client, or an entity that acquires all or substantially all of the assets of Client. Any attempted assignment, delegation, or subcontracting in contravention of this Section shall be void and ineffective. This Agreement is binding on the Parties hereto and their respective successors and permitted assigns.

14.9. Construction. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, unless otherwise provided to the contrary, (i) all references to days will be deemed references to calendar days unless expressly stated otherwise and (ii) any reference to an “Article”, a “Section” or “Exhibit” shall be deemed to refer to an article, a section or exhibit of this Master Services Agreement. The Recitals and Exhibits to this Master Services Agreement are part of this Mater Services Agreement and are hereby incorporated herein by reference. Unless the context otherwise requires, as used in this Agreement, all terms used in the singular will be deemed to refer to the plural as well, and vice versa. The words “hereof”, “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”. References in this Agreement to “$” will be deemed a reference to United States dollars unless otherwise specified. “Affiliate” means, with respect to a party, any entity at any tier that controls, is controlled by, or is under common control with that party. For purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by trust, management agreement, contract or otherwise. “Third Party” means a corporation, limited liability company, association, partnership, joint venture, individual, business or other trust or any other entity or organization of any kind or character, including a court or other governmental authority, other than Client, Yappn and their respective Affiliates.

14.10. Further Assurances. Each Party shall execute such further documents, instruments, licenses and assurances and take such further actions as may be reasonably required by the other Party from time to time to better enable it to exercise its rights under this Agreement.

14.11. No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any of the Parties by virtue of the authorship of any of the provisions of this Agreement.

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14.12. Third Party Beneficiaries. The Parties do not intend, nor shall any clause be interpreted to create in any Third Party, any obligations to, or right or benefit by, such Third Party.

14.13. Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14.14. Counterparts. This Agreement may be executed in several counterparts, all of which, when taken together shall constitute one single agreement between the Parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

YAPPN CORP.		Digital Widget Factory

By:	/s/ David Lucatch	By:	/s/ Authorized Signatory

Name:	David Lucatch	Name:	Trevor Bradley

Title:	Chief Executive Officer	Title:	Member of the Board of Directors

Date:	November 6, 2014	Date:	November 6, 2014

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